Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos 333-61598-99, 333-113684, 333-129454, 333-168797, and 333-230575) on Form S-8 of PNM Resources, Inc. of our report dated June 14, 2019 with respect to the statements of net assets available for benefits of PNM Resources, Inc. Retirement Savings Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, the related supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2018, and the related supplemental Schedule H, Line 4(j) - Schedule of Reportable Transactions for the year ended December 31, 2018, appearing in this Annual Report (Form 11-K) of PNM Resources, Inc. Retirement Savings Plan.

/s/ MOSS ADAMS LLP

Albuquerque, New Mexico
June 14, 2019